As filed with the Securities and Exchange Commission on February 25, 2020

Registration No. 333-186725

Registration No. 333-199623

Registration No. 333-201352

Registration No. 333-214821

Registration No. 333-217270

Registration No. 333-231124

Registration No. 333-232038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration No. 333-232038

Form S-8 Registration No. 333-231124

Form S-8 Registration No. 333-217270

Form S-8 Registration No. 333-214821

Form S-8 Registration No. 333-201352

Form S-8 Registration No. 333-186725

and

Post-Effective Amendment No. 2

to

Form S-8 Registration No. 333-199623

UNDER

THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	90-0814124
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8845 Rehco Road San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

INNOVUS PHARMACEUTICALS, INC. 2019 EQUITY INCENTIVE PLAN

INNOVUS PHARMACEUTICALS, INC. AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

INNOVUS PHARMACEUTICALS, INC. 2014 EQUITY INCENTIVE PLAN

INNOVUS PHARMACEUTICALS, INC. COMPENSATION AGREEMENT WITH MARC J. ROSS

INNOVUS PHARMACEUTICALS, INC. 2013 EQUITY INCENTIVE PLAN

(Full titles of plans)

Joshua R. Disbrow	Copy to:
President and Chief Executive Officer	Anthony W. Epps
Aytu BioScience, Inc.	Dorsey & Whitney LLP
373 Inverness Parkway, Suite 206	111 South Main St., Suite 2100
Englewood, Colorado 80112	Salt Lake City, Utah 84111
(720) 437-6580 ( Name, Address and Telephone Number of Agent for Service)	(801) 933-7360

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Emerging growth company	☐

		Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Innovus Pharmaceuticals, Inc. (the “Registrant”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”):

•

Registration Statement on Form S-8, File No. 333-232038, filed with the Securities Exchange Commission (the “SEC”) on June 10, 2019, pertaining to the registration of an aggregate of 400,000 shares of Common Stock for issuance under the Registrant’s 2019 Equity Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-231124, filed with the SEC on April 30, 2019, pertaining to the registration of an aggregate of 84,051shares of Common Stock for issuance under the Registrant’s Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”);

•

Registration Statement on Form S-8, File No. 333-217270, filed with the SEC on April 12, 2017, pertaining to the registration of an aggregate of 5,663,199 shares of Common Stock for issuance under the 2016 Plan;

•

Registration Statement on Form S-8, File No. 333-214821, filed with the SEC on November 28, 2016, pertaining to the registration of an aggregate of 20,000,000 shares of Common Stock for issuance under the 2016 Plan;

•

Registration Statement on Form S-8, File No. 333-201352, filed with the SEC on January 2, 2015, pertaining to the registration of an aggregate of 20,000,000 shares of Common Stock for issuance under the Registrant’s 2014 Equity Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-199623, initially filed with the SEC on October 28, 2014 pertaining to the registration of an aggregate of 150,0000 shares of Common Stock for issuance pursuant to the compensation agreement between the Registrant and Marc J. Ross; and

•

Registration Statement on Form S-8, File No. 333-186725, filed with the SEC on February 15, 2013 pertaining to the registration of an aggregate of 10,000,000 shares of Common Stock for issuance under the Registrant’s 2013 Equity Incentive Plan;

in each case, plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the applicable Registrant plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated September 12, 2019, by and among the Registrant, Aytu BioScience, Inc. (“Aytu”) and Aytu Acquisition Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Aytu (the “Merger”). The Merger became effective on February 14, 2020 (the “Effective Time”).

The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements as of the Effective Time.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), Aytu BioScience, Inc., as the successor to Innovus Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on February 25, 2020.

AYTU BIOSCIENCE, INC.
(as the successor to Innovus Pharmaceuticals, Inc.)

By:	/s/ Joshua R. Disbrow
Name:	Joshua R. Disbrow
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.